Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-198833, 333-182787, and 333-129840) of our report dated August 29, 2018 on the consolidated balance sheets of Patriot Gold Corp as of May 31, 2018 and 2017, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended.

Fruci & Associates II, PLLC

Spokane, Washington

August 29, 2018